SUB ITEM 77C

MFS High Yield Municipal Trust held a special meeting of shareholders on June 22, 2007. Shareholders represented in person or by proxy voted as follows:

Proposal 1: To vote on a proposed new investment advisory agreement for the Fund between the Fund and MFS.


                       For         Against        Abstain       Non Votes


Shares        13,939,127.0500    715,895.8041    486,708.2885    4,134,244.000


     % of Shares     72.32         3.71             2.52            21.45


     % of        50.17            2.58           1.75               14.88


Proposal 3A: To elect trustees to the Board of Trustees of the Fund to replace all of the current trustees of the Fund, contingent upon shareholder approval of
(1) above by the holders of common shares and preferred shares voting together.


Trustee                                For                 Withheld/Abstain


Robert E. Butler



     % of Shares Voted             96.41                                  3.59

     % of Outstanding Shares         66.89                                2.49


Lawrence H. Cohn



     % of Shares Voted                  96.48                             3.52


     % of Outstanding Shares            66.94                             2.44

David H. Gunning



     % of Shares Voted              96.48                                3.52


     % of Outstanding Shares       66.94                                2.44


William R. Gutow



     % of Shares Voted             96.67                                3.33

     % of Outstanding Shares        67.07                                2.31


Michael Hegarty



     % of Shares Voted              96.40                                3.60


     % of Outstanding Shares        66.88                                2.50

Robert J. Manning



     % of Shares Voted                96.63                                3.37


     % of Outstanding Shares         67.04                                2.34


Lawrence T. Perera



     % of Shares Voted                96.40                                3.60


     % of Outstanding Shares          66.89                                2.49


Robert C. Pozen


     % of Shares Voted                96.67                                3.33


     % of Outstanding Shares           67.07                                2.31


J. Dale Sherratt



     % of Shares Voted             96.43                                3.57


     % of Outstanding Shares         66.90                                2.48


Robert W. Uek



     % of Shares Voted               96.58                                3.42


     % of Outstanding Shares         67.01                                2.37


Proposal 3B: To elect trustees to the Board of Trustees of the Fund to replace all of the current trustees of the Fund, contingent upon shareholder approval of
(1) above by the holders of preferred shares voting separately.


Trustee                    For       Abstain      % of Outstanding
                                  Shares Voted



J. Atwood Ives      3,007           20                  84.08


Laurie J. Thomsen             3,007           20                  84.08



Proposal 4A: To elect trustees to the Board of Trustees of the Fund so that those current trustees whose terms will expire this year will continue to hold office until the trustees elected pursuant to (3) above, take office or until the end of those current trustees' stated terms, whichever is earlier by the holders of common shares and preferred shares voting together.


Trustee                               For                   Withheld/Abstain



Richard W. Lowry                           18,589,378.0877         688,947.0549


     % of Shares Voted                               96.43                 3.57


     % of Outstanding Shares                         66.90                 2.48

Thomas C. Theobald



     % of Shares Voted                               96.35                 3.65


     % of Outstanding Shares                         66.85                 2.53


John J. Neuhauser


     % of Shares Voted                               96.58                 3.42

     % of Outstanding Shares                         67.01                 2.37

Proposal 4B: To elect trustees to the Board of Trustees of the Fund so that those current trustees whose terms will expire this year will continue to hold office until the trustees elected pursuant to (3) above, take office or until the end of those current trustees' stated terms, whichever is earlier by the holders of preferred shares voting separately.

Trustee                    For       Abstain     % of
                                   Outstanding

                                  Shares Voted


Douglas A. Hacker             3,007          20             84.08

Thomas E. Stitzel             3,007          20             84.08